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                                                                  EXHIBIT 12

             BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                    (UNAUDITED)


                                            Three Months      Nine Months
                                               Ended            Ended
                                           September 30,     September 30,


                                          1996      1995     1996      1995
                                        --------  --------  -------  --------
Earnings:

  Pre-tax income                         $   404   $   218   $1,054   $   587

  Add:
    Interest and fixed charges,
      excluding capitalized interest          76        52      224       145

    Portion of rent under long-term
      operating leases representative
      of an interest factor                   45        30      133        85

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method            (1)      (18)      (8)      (18)
                                          --------  --------  -------  --------

  Total earnings available for
      fixed charges                      $   524   $   282   $1,403   $   799
                                          ========  ========  =======  ========

Fixed charges:

  Interest and fixed charges             $    79   $    53   $  234   $   148

  Portion of rent under long-term operating
    leases representative of an interest
    factor                                    45        30      133        85
                                          --------  --------  -------  --------

  Total fixed charges                    $   124   $    83   $  367   $   233
                                          ========  ========  =======  ========

Ratio of earnings to fixed charges          4.23x     3.40x    3.82x     3.43x

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